Exhibit 10.26

FORGE GLOBAL HOLDINGS, INC.
EMPLOYMENT AGREEMENT
FOR JAMES NEVIN

This is an Employment Agreement entered into between Forge Global Holdings, Inc., a Delaware corporation, or “Forge”, and JAMES NEVIN, or “Executive” (the “Employment Agreement”). The terms and conditions of the Employment Agreement are as follows:

1.TERM OF EMPLOYMENT

Subject to the terms and conditions set forth in this Employment Agreement, Forge agrees to employ Executive and Executive agrees to be employed by Forge commencing on January 20, 2025 (the “Effective Date”) and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). Executive’s employment with Forge shall be “at will,” meaning that Executive’s employment may be terminated by Forge or Executive at any time and for any reason subject to the terms of this Employment Agreement.

2.TITLE, DUTIES AND RESPONSIBILITIES AND WORK SITE

2.1    Title. Executive’s title shall be Chief Financial Officer.

2.2    Duties and Responsibilities. Executive’s duties and responsibilities include overall authority for financial accounting and reporting, including supervisory authority and decision making over the financial team (which includes Accounting, External Reporting, FP&A, Investor Relations, Risk Management, Compliance, and SOX). Other aspects include financial planning, annual budgeting and forecasting, and tracking cash flow; analyzing the company’s financial strengths and weaknesses and guiding strategic direction; aligning financials with Forge’s overall strategic vision and producing long term (3 – 5 years) as well as short term (3 – 12 months) goals in conjunction with business partners; fostering a high performing culture and leveraging our core values of being bold, accountable, and humble; being a public face for Forge on external messaging for the benefit of recruiting and market positioning; along with all other duties and responsibilities commensurate with Executive’s position as set from time to time by Forge’s Chief Executive Officer (the “CEO”). Executive shall report directly to the CEO, and shall be accountable exclusively to that executive. Executive shall undertake to perform all Executive’s duties and responsibilities and exercise all Executive’s powers in good faith and on a full-time basis during Forge’s normal work week for senior executives and shall at all times act in the course of Executive’s employment under this Employment Agreement in the best interest of Forge.

2.3     Primary Work Site. Executive’s primary work site for the Term shall be New York, New York. However, Executive shall undertake such travel away from Executive’s primary work site and shall work from Forge’s offices in San Francisco, California and New York, New York as reasonably required by Forge, as well as travel to such other temporary work sites as reasonably necessary or appropriate to fulfill Executive’s duties and responsibilities and exercise Executive’s powers under the terms of this Employment Agreement.

2.4    Outside Activities. Executive shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Executive is serving on the date Forge signs this Employment Agreement, in each case, as set forth on Exhibit A to this Employment Agreement (“Outside Activities List”), as long as doing so has no significant and adverse effect on the performance of Executive’s duties and responsibilities or the exercise of Executive’s powers under this Employment Agreement. Executive shall not serve on any other boards of directors and shall not provide services (whether as an employee or independent contractor) to any for-profit organization on or after the date Forge signs this Employment Agreement absent the written consent of the CEO, provided that in no event shall Executive serve on the board of directors of or otherwise assist any competitors of Forge.

3.COMPENSATION AND BENEFITS

3.1    Base Salary. Executive’s initial base salary shall be $425,000 per year, which base salary shall be payable in accordance with Forge’s standard payroll practices and policies for senior executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. Executive’s base salary shall be subject to annual review and periodic increases as determined by the CEO and approved by the Compensation Committee (the “Committee”) of Forge’s Board of Directors (the “Board”).

3.2    Annual Bonus. During the Term, Executive shall be eligible to receive an annual bonus each year, which amount and the metrics of which will be determined by the CEO and approved by the Committee, and which shall be communicated in writing to Executive. Executive’s annual target bonus opportunity shall be equal to 100% of Executive’s base salary. Such bonus shall be paid in accordance with the terms of the applicable plan or program under which the bonus is determined, subject to Executive’s continued service to Forge through the date of payment, which shall in all events be paid no later than two-and-one-half (2 ½) months after the end of the taxable year to which the bonus relates.

3.3    Equity Compensation. During the Term, Executive shall be eligible to receive an annual grant of options to purchase common stock and/or restricted stock units of Forge and such other forms of Forge equity in accordance with Forge’s equity compensation plan, the amount and metrics of which will be determined by the CEO and approved by the Committee, and which shall be communicated in writing to Executive.

3.4    Employee Benefit Plans, Programs and Policies. Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by Forge for similarly situated senior executives in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time.

3.5    Vacation and Other Similar Benefits. Executive shall have such paid holidays, sick leave and personal and other time off as called for under Forge’s standard policies and practices for executives with respect to paid holidays, sick leave and personal and other time off.

3.6    Business Expenses. Executive shall have a right to be reimbursed for Executive’s reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with Forge’s expense reimbursement policies and procedures for its senior executives.

4.TERMINATION OF EMPLOYMENT

4.1    General. Forge shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time.

4.2    Termination By Forge Other Than For Cause, Disability or Death, or By Executive For Good Reason.

(a)    Outside the Change in Control Period. If outside a Change in Control Period (as defined in § 4.2(e)), (i) Forge terminates Executive’s employment other than (x) in connection with his Disability (as defined in § 4.2(d)) or (y) for Cause (as defined in § 4.2(c)) (a “Without Cause Termination”) or (ii) Executive resigns for Good Reason (as defined in § 4.2(f)) (a “Good Reason Termination”), Forge shall (in lieu of any severance pay under any severance pay plans, programs or policies, and subject to applicable withholdings and § 6.9):4

(1)    pay Executive his or her base salary (as in effect on the date Executive’s employment terminates) for a period equal to the following: (x) in the case of a Without Cause Termination, the lesser of 12 months and the number of whole months that Executive was employed by Forge prior to such termination or (y) in the case of a Good Reason Termination, 18 months (such relevant time period from (x) or (y), the “Severance Period”);

(2)    pay Executive an amount equal to the Multiplier (defined as the quotient of the number of months in the Severance Period divided by 12) times the greater of (i) the average of the last two annual bonuses received by Executive from Forge or any of its affiliates prior to the date Executive’s employment terminates, (ii) the last annual bonus received by Executive from Forge or any of its affiliates prior to the date Executive’s employment terminates, and (iii) if Executive has been continuously employed with Forge for less than two years as of the date Executive’s employment terminates, the average of (x) the last annual bonus received by Executive from Forge or any of its affiliates prior to the date Executive’s employment terminates and (y) Executive’s target annual bonus for the year in which Executive’s employment terminates (it being understood and agreed that if Executive has not yet received a bonus as described in (x), Executive’s target bonus alone will be deemed the “average” hereunder);

(3)    with respect to options to purchase Forge common stock or other equity or equity-based grants made to Executive:

(A)    for time-vested options or equity-based grants (including performance-based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate (i) Executive’s right to exercise all such options that would have become exercisable through the end of the Severance Period, and (ii) vest in all such equity grants that would have vested through the end of the Severance Period;

(B)    for performance-based grants for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest all tranches of such performance grants on the date of such performance certification; and

(C)    treat Executive as if Executive had remained employed by Forge until the end of the Severance Period so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of the Severance Period; and

(4)    (A)    reimburse on an after-tax basis Executive for the premium expense Executive incurs to participate in the health care continuation coverage under the plans, programs and policies described in § 3.4 which provide health care, life insurance and accidental death and dismemberment benefits under which Executive was covered immediately before Executive’s employment terminated as if Executive had remained employed by Forge for the duration of the Severance Period. Health care benefits under this § 4.2(a)(4)(A) shall be provided in the form of continued group health coverage under COBRA for the duration of the Severance Period (such amount, the “Continuation Coverage”). Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive health care benefits from such employer, the health care benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that Forge reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

(B)    Notwithstanding anything to the contrary contained herein, if Forge determines that it cannot pay or otherwise provide the Continuation Coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Forge shall convert such payments to payroll payments directly to the Executive on an after-tax basis for the Severance Period and such payments to the Executive shall be paid on Forge’s regular payroll dates.

The amount payable under § 4.2(a)(1) shall be paid to Executive in substantially equal installments in accordance with the Company’s payroll practice during the Severance Period commencing within 60 days following the date Executive’s employment terminates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date Executive’s employment terminates.

The amount payable under § 4.2(a)(2) shall be paid to Executive in a lump sum at the same time as Forge’s regularly-scheduled annual bonus payments are made to Forge’s executives, but in no event will such amount be paid later than March 15 of the calendar year following the year Executive’s employment terminates.

(b)    During a Change in Control Period. If Executive resigns for Good Reason or Executive’s employment is terminated (other than for Cause or a Disability), in each case during a Change in Control Period, Forge shall (in lieu of any severance pay under any severance pay plans, programs or policies, and subject to applicable withholdings and § 6.12):

(1)    pay Executive a lump sum cash payment in an amount equal to 18 months of Executive’s base salary as in effect on the date Executive’s employment terminates;

(2)    pay Executive a lump sum cash payment equal to one and one-half times the greater of (i) the average of the last two annual bonuses paid to Executive by Forge or any of its affiliates prior to the date Executive’s employment terminates, (ii) the last annual bonus paid to Executive by Forge or its affiliates prior to the effective date of a Change in Control, (iii) the last annual bonus received by Executive from Forge or any of its affiliates prior to the date Executive’s employment terminates, and (iv) if Executive has been continuously employed with Forge for less than two years as of the date Executive’s employment terminates, the average of (x) the last annual bonus received by Executive from Forge or any of its affiliates prior to the date Executive’s employment terminates and (y) Executive’s target annual bonus for the year in which Executive’s employment terminates (it being understood and agreed that if Executive has not yet received a bonus as described in (x), Executive’s target bonus alone will be deemed the “average” hereunder);

(3)    with respect to options to purchase Forge common stock or other equity or equity-based grants made to Executive (A) for time-vested options or equity-based grants (including performance-based grants for which actual performance achievement has already been certified as of the date of employment termination), accelerate Executive’s right to exercise 100% of such options and vest in 100% of such equity grants so that Executive has the right to exercise 100% of such options and receive 100% of such equity grants, (B) for performance-based grants for which performance has not been certified as of the date of employment termination, determine and certify performance based on actual performance achieved after completion of the performance period in accordance with the terms of such grants, and vest all tranches of such performance grants on the date of such performance certification, and (C) treat Executive as if Executive had remained employed by Forge until the end of the 18-month period following the date Executive’s employment terminates (the “Change in Control

Severance Period”) so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such Change in Control Severance Period; and

(4)    (A)    reimburse on an after-tax basis Executive for the premium expense Executive incurs to participate in the health care continuation coverage under the plans, programs and policies described in § 3.4 which provide health care, life insurance and accidental death and dismemberment benefits under which Executive was covered immediately before Executive’s employment terminated as if Executive had remained employed by Forge for the duration of the Change in Control Severance Period. Health care benefits under this § 4.2(b)(4) shall be provided in the form of continued group health coverage under COBRA for the duration of the Change in Control Severance Period (such amount, the “Continuation Coverage”). Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive health care benefits from such employer, the health care benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that Forge reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

(B)    Notwithstanding anything to the contrary contained herein, if Forge determines that it cannot pay or otherwise provide the Continuation Coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Forge shall convert such payments to payroll payments directly to the Executive on an after-tax basis for the Change in Control Severance Period and such payments to the Executive shall be paid on Forge’s regular payroll dates.

(c)    Cause. The term “Cause” as used in this Employment Agreement shall (subject to § 4.2(c)(5)) mean:

(1)    Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement;

(2)    Executive knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct (a) which is reasonably likely to adversely affect Forge’s right or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading or (b) which violates any rules or regulations of a regulated market or business operated by Forge or its affiliates and which is reasonably likely to lead to a denial of Forge’s right or qualification to operate;

(3)    there is any act or omission by Executive in the performance of Executive’s duties and responsibilities under § 2 or the exercise of Executive’s powers under § 2 involving malfeasance or gross negligence, in each case to the material detriment of Forge; or

(4)    Executive materially breaches any term of the PICA (as defined in § 5 below) or any provision of any code of conduct adopted by Forge which applies to Executive, in each case to the material detriment of Forge; provided, however,

(5)    no such act or omission or event shall be treated as “Cause” under this Employment Agreement unless Executive has been provided a detailed, written statement of the basis for Forge’s belief such act or omission or event constitutes “Cause” and an opportunity to meet with CEO (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the act or omission or event is one which can be cured by Executive, Executive has had at least a 30-day period to take corrective action, and after the end of such 30-day correction period (if applicable), CEO determines reasonably and in good faith that “Cause” does exist under this Employment Agreement.

(d)    Disability. The term “Disability” as used in this Employment Agreement means any physical or mental condition which renders Executive unable even with reasonable accommodation by Forge to perform the essential functions of Executive’s job for at least a 180 consecutive day period and which makes Executive eligible to receive benefits under Forge’s long term disability plan as of the date that Executive’s employment terminates.

(e)    Change in Control.

(1)    The term “Change in Control Period” shall refer to the six months prior to and the 18 months following a Change in Control.

(2)    The term “Change in Control” as used in this Employment Agreement means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale of all or substantially all of the assets of Forge on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, statutory share exchange, consolidation, or similar transaction pursuant to which the holders of Forge’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; (iii) the sale of all of the stock of Forge to an unrelated person, entity or group thereof acting in concert; (iv) any other transaction in which the owners of Forge’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Forge or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Forge; (v) the approval by the stockholders of Forge of a complete liquidation or dissolution of Forge; or (vi) during any period of 24 months, individuals who, at the beginning of such period, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board subsequent to the date hereof was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Employment Agreement, be considered as a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, with respect to compensation (A) that is subject to Section 409A (as defined below) and (B) for which a Change in Control would accelerate the timing of payment thereunder, the term “Change in Control” shall mean an event that is both (I) a Change in Control (as defined above) and (II) a “change in control event” (within the meaning of Section 409A).

(f)    Good Reason. The term “Good Reason” as used in this Employment Agreement shall (subject to § 4.2(f)(7)) mean:

(1)    there is a material reduction in Executive’s base salary under § 3.1 or there is a material reduction in Executive’s opportunity to receive any annual bonus and equity grants without Executive’s express written consent;

(2)    there is a material adverse change in Executive’s title or position with Forge, or a material reduction in the scope or importance of Executive’s duties, responsibilities or authorities or Executive’s reporting relationships with respect to who reports to Executive and whom Executive reports to at Forge without Executive’s express written consent;

(3)    Executive is transferred from Executive’s primary work site described above or, if Executive subsequently consents in writing to such a transfer under this Employment Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is more than 35 miles from Executive’s then current primary work site unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site;

(4)    after the effective date of a Change in Control, Executive is no longer provided the same or substantially equivalent plans, programs and policies pursuant to § 3.4 as made available before such effective date absent Executive’s express written consent;

(5)    the failure of any successor to all or substantially all of the business or assets of Forge to expressly assume this Employment Agreement pursuant to § 6.3; or

(6)    there is a material breach of this Employment Agreement by Forge or its successor.

(7)    Notwithstanding the foregoing in § 4.2(f)(1)-(6) above, no such act or omission shall be treated as “Good Reason” under this Employment Agreement unless:

(A)    (i) Executive delivers to CEO a written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason; (ii) Executive delivers such statement before the end of the 90 day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists; (iii) Executive gives CEO a 30-day period after the delivery of such statement to cure the basis for such belief; and (iv) Executive actually submits Executive’s written resignation to the CEO during the 60-day period which begins immediately after the end of such 30-day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such 30-day period; or

(B)    Forge either (i) states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Employment Agreement and Executive resigns during the 60-day period which starts on the date such statement is actually delivered to Executive or (ii) issues a notice for a termination without Cause within 60 days following written or oral correspondence with Executive in which Forge requested or made one of the changes described in § 4.2(f)(1) through (6) above, which change Executive disputed in a written statement delivered to the CEO within 24 hours following such written or oral correspondence between Forge and Executive (whether or not such written statement was delivered pursuant to § 4.2(f)(7) above, it being understood that the 60-day time period described herein shall start from the date Executive delivers such written notice to the CEO); or

(C)    If Executive consents in writing to any reduction described in § 4.2(f)(1) or § 4.2(f)(2), to any transfer described in § 4.2(f)(3) or to any change or failure described in § 4.2(f)(4) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to CEO, the date such consent is so delivered thereafter shall be treated under this definition as the date of a Change in Control for purposes of measuring the Change in Control Period in the event Executive subsequently has Good Reason under this Employment Agreement to resign as a result of any such subsequent reduction, transfer or change or failure.

4.3    Termination By Forge For Cause or By Executive Other Than For Good Reason. If Forge terminates Executive’s employment for Cause or Executive resigns other than for Good Reason, Forge’s only obligation to Executive under this Employment Agreement shall (subject to applicable withholdings) be to pay Executive’s base salary and annual bonus, if any, which were due and payable on the date Executive’s employment terminated and to reimburse Executive for expenses Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

4.4    Termination for Disability or Death.

(a)    General. Forge shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and Executive’s employment shall terminate at Executive’s death.

(b)    Base Salary and Bonus. If Executive’s employment terminates under this § 4.4, Forge’s only obligation under this Employment Agreement shall (subject to applicable withholdings) be (1) to pay Executive or, if Executive dies, Executive’s estate the base salary and annual bonus, if any, which were due and payable on the date Executive’s employment terminated and (2) to reimburse Executive or, if Executive dies, Executive’s estate for any expenses which Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

4.5    Benefits at Termination of Employment. Executive, upon Executive’s termination of employment, shall have the right to receive any benefits payable under Forge’s employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies independent of Executive’s rights under this Employment Agreement; however, if a payment is made to Executive under § 4.2(a) or § 4.2(b), such payment shall be in lieu of any severance pay under any severance pay plan, program or policy.

5. COVENANTS BY EXECUTIVE

5.1    As of the Effective Date, Executive is a party to the Proprietary Information and Additional Covenants Agreement between Executive and Forge (the “PICA”). Subject to § 5.9 below, Executive shall comply with all applicable terms and conditions of the PICA throughout the Term hereof, and hereby agrees to execute and comply with any amendments to or updated versions of the PICA that Forge may require of its officers and employees from time to time. Future amendments or updated versions will be automatically incorporated into this Employment Agreement upon execution thereof and will revise or replace the previous PICA, each such amended or new version of the PICA subject to § 5.9 below, and all references to “PICA” in this Employment Agreement will be interpreted as referring to the then-current version of the PICA executed by the Executive; provided, however, references to “PICA” in § 4.2(c)(4) shall refer to the PICA in effect on the date hereof or any subsequent form of the PICA which Executive explicitly agrees to incorporate into § 4.2(c)(4). Capitalized terms used in this § 5 but not defined in this Employment Agreement will have the meaning provided in the PICA. If there is a conflict between this § 5 and the PICA, this § 5 will control but only with respect to the conflicting provisions and to the extent necessary to resolve the conflict.

5.2    Executive will be subject to a “Restricted Period” beginning on the effective date of the termination or expiration of this Employment Agreement and continuing for 18 months thereafter (or, in the case of Section 5.5, for a period of 12 months thereafter). For purposes of §§ 5.3-5.5 below, Forge expressly includes its successors and assigns, direct and indirect subsidiaries, or any other entity or person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Forge.

5.3    Confidentiality.

(a)    Executive agrees that they shall keep and hold Forge’s Proprietary Information in a fiduciary capacity, and that Executive shall keep all of Forge’s Proprietary Information confidential, and exercise at least as great a degree of care for Forge’s Proprietary Information as Executive exercises for their own most sensitive or important information, but in no event less than reasonable care. Executive shall not use or disclose such Proprietary or confidential information for their own purposes or for the benefit of third parties, except: (1) as Forge may direct; (2) on a “need to know” basis to people designated by Forge or who are under written confidentiality agreements with or under similar obligations to Forge or Executive; or (3) subject to a valid legal demand for disclosure, provided that Executive must first notify Forge so that it has an opportunity to challenge the demand, and that Executive may disclose it only upon a court order or other final legally binding order. Forge may grant Executive standing or specific authority to publicly or privately disclose or use certain of its Proprietary Information for purposes of lectures, presentations, press releases, product announcements, negotiations with third parties, or other purposes for the benefit of Forge. Any authority of this nature is valid only when granted explicitly and in writing. Forge may adopt and update policies regarding making statements to researchers, investigators, or the press, or other public statements. If no policy is in place, or in case of any doubts or concerns regarding what Executive may say, Executive must first seek approval from Forge. Executive’s obligations under this § 5.3 will survive expiration or termination of this Employment Agreement.

(b)    Executive will have no duty of confidentiality with respect to any information that: (1) is readily available to the public; (2) Executive rightfully receives from a third party that has no duty of confidentiality to Forge or a Forge affiliate; or (3) Executive develops without benefit of Forge’s Proprietary Information or a duty of assignment to Forge; provided that such exception only applies, respectively, as of the date of such availability, receipt, or development. These exceptions are to be interpreted narrowly as applying only to confidentiality obligations, and do not lessen Executive’s obligation to comply with Forge’s directives and supervision as part of Executive’s performance under this Employment Agreement, if applicable.

5.4    Non-Solicitation of Customers & Employees.

(a)    During the Term of this Employment Agreement and until the end of the Restricted Period, Executive shall not, on their own behalf or on behalf of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with Forge, any customers of Forge with whom Executive had contact at any time during Executive’s employment with Forge.

(b)    During the Term of this Employment Agreement and until the end of the Restricted Period, Executive shall neither: (A) directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of Forge with whom Executive had contact at any time during Executive’s employment with Forge, to terminate their employment or business relationship with Forge; nor (B) assist any other person or entity in such a solicitation.

5.5    Non-Compete.

(a)    Executive and Forge agree that: (1) Forge is engaged in providing marketplace infrastructure, data services, and technology solutions for private market participants, and an alternative trading system (such business, together with any other products or services that may in the future during the pendency of Executive’s employment be offered by Forge or any entity that is then an affiliate of Forge, herein being collectively referred to as the “Business”); (2) Forge is one of a limited number of entities that have developed such a

Business; (3) while the Business can be and is available to any person or entity that has access to the internet and desires to trade in, monitor, or otherwise engage in the private securities marketplace, the Business is primarily conducted in, and Forge has offices in, the United States, the European Union, the United Kingdom, and Singapore; (4) Executive is, and is expected to continue to be during the Term, intimately involved in the Business wherever it operates, and Executive will have access to certain confidential, proprietary information of Forge; (5) this § 5.5 is intended to provide fair and reasonable protection to Forge in light of the unique circumstances of the Business; and (6) Forge would not have entered into this Employment Agreement but for the covenants and agreements set forth in this § 5.5.

(b)    Pursuant to § 5.5(a) above, Executive therefore agrees that Executive shall not, during the Term and the Restricted Period, assume or perform, directly or indirectly, any executive, management or supervisory responsibilities or duties, or act as a management consultant or strategic consultant, for or on behalf of any other corporation, partnership, venture, or other business entity that engages in the Business in the geographic areas identified in § 5.5(a)(3) above or 5.5(c) below; provided, however, Executive may own up to two percent (2%) of the stock of a publicly traded company that engages in the Business so long as Executive is only a passive investor and is not actively involved in such company in any way.

(c)    Executive acknowledges that the geographic areas identified in § 5.5(a)(3) above are those primary geographic areas of the Business as of the Effective Date, and agrees that Executive’s obligations under § 5.5(b) will extend to any other country in which Forge has established an office or in which Forge conducts the Business in a regular, systematic manner during the Term or Restricted Period.

5.6    Nondisparagement. During the Term and the Restricted Period, to the fullest extent permitted by law, (1) Executive agrees that they shall refrain from publishing or otherwise making any disparaging, derogatory or defamatory statements to any third party (including by way of online content sites) concerning Forge, including, among other things, its brand, company culture, products and services, or personnel and (2) Forge agrees that it will instruct its directors, officers and managers to refrain from publishing or otherwise making any disparaging, derogatory or defamatory statements to any third party (including by way of online content sites) concerning Executive.

5.7    Permitted Disclosures. § 5.3 and 5.6, above, are not intended to, nor shall they in any way prohibit, limit, or otherwise interfere with any protected rights Executive may have under federal, state, or local law, including, without limiting the foregoing, the Defend Trade Secrets Act, codified at 18 USC 1836 et seq. (the “DTSA”). Per the DTSA, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if Executive (1) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (2) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, nothing in this Employment Agreement is intended to, and shall not in any way prohibit, limit or otherwise interfere with any protected rights Executive may have under federal, state or local law, to, without notice to Forge: (1) communicate information, including good faith allegations of unlawful activity, or file a charge with a government regulator, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, a local commission on human rights, or any self-regulatory organization; (2) participate in an investigation or proceeding conducted by a government regulator, including providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of Forge, or otherwise providing information to the appropriate government regulator regarding conduct or action undertaken or omitted to be taken by Forge that Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to Forge, or in connection with any dispute between the parties; (3) receive an award paid by a government regulator for information; or (4) communicate with an attorney retained by Executive.

5.8    Reasonable and Continuing Obligations. Executive acknowledges that survival of their obligations under this § 5 are reasonable and necessary to protect Forge’s legitimate business interests and that, pursuant to § 6.14 below, Forge may enforce its rights or otherwise compel compliance with the provisions of this § 5 after expiration or termination of this Employment Agreement, including but not limited to obtaining equitable or injunctive relief under § 5.9(b) below.

5.9    Construction & Enforcement; Remedies.

(a)    Notwithstanding anything to the contrary in the PICA, the rights and obligations of Forge and the Executive under the PICA will be constructed and enforced under the laws of the state of Delaware, and any dispute or controversy arising out of or relating to the PICA or enforcement thereof will be subject to the provisions of § 6.7.

(b)    Executive agrees that the remedies at law, including but not limited to money damages, for Forge for any actual or threatened breach by Executive of the covenants in this § 5 and the PICA would be inadequate, and that Forge shall be entitled to specific performance of the covenants in this § 5 and the PICA, including but not limited to entry of an ex parte, temporary restraining order in the state or federal courts identified in § 6.7 below, preliminary and permanent injunctive relief against activities in violation of this § 5, or both, or other appropriate judicial remedy, writ or order, without requirement of posting a bond or other security, in addition to any damages and legal expenses arising from its enforcement of this § 5 and the PICA, including reasonable outside attorney fees, which Forge may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 5 and the PICA will be construed as agreements independent of any other provision of this or any other agreement between Forge and Executive, and that the existence of any claim or cause of action by Executive against Forge, whether predicated upon this Employment Agreement, the PICA, or any other agreement, will not constitute a defense to the enforcement by Forge of the covenants in this § 5 or the PICA.

6. MISCELLANEOUS

6.1    Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered (which may be through email) or when mailed by United States registered or certified mail. Notices to Forge shall be sent to its General Counsel. Notices and communications to Executive shall be sent to the address Executive most recently provided to Forge.

6.2 No Waiver. Except for the notice described in § 6.1, no failure by either Forge or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

6.3    Assignment and Binding Effect. This Employment Agreement shall be binding upon and inure to the benefit of Forge and any successor to all or substantially all of the business or assets of Forge. Except as set forth above, this Employment Agreement shall not be assignable by either party without the consent of the other party, except that no such consent will be required for Forge to assign its rights and obligations under this Employment Agreement to an affiliate in connection with a corporate reorganization or Change in Control. Any assignment or attempted assignment not permitted hereunder will be null, void, and of no legal effect.

6.4    Other Agreements. This Employment Agreement, together with the PICA and any award documentation reflecting outstanding Forge equity awards granted to Executive, replaces any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with Forge or its affiliates, and constitute the entire agreement of Forge and Executive with respect to such terms and conditions.

6.5    Amendment. Except as provided in § 6.6 below, no amendment or modification to this Employment Agreement shall be effective unless it is in writing and signed by Forge and by Executive.

6.6    Severability. If any provision of this Employment Agreement (including but not limited to any covenant contained in the PICA) is found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Employment Agreement, as may be required under applicable law, and this Employment Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Employment Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Employment Agreement, as the case may be.

6.7    Choice of Law; Dispute Resolution.

(a)    This Employment Agreement shall be constructed and enforced according to Delaware law.

(b)    Other than as specifically provided for in § 6.7(c) below, any controversy or claim arising out of or relating to this Employment Agreement or the PICA, any alleged breach of this Employment Agreement or the PICA, or any other claim arising out of or relating to Executive’s employment by Forge, shall be resolved through binding arbitration in New York, New York in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes, and a judgment upon the arbitration award may be entered by any court of competent jurisdiction. The arbitration shall be conducted by a single arbitrator selected in accordance with the applicable rules of the American Arbitration Association. The arbitrator shall be empowered to award any category of damages that would be available to the parties under applicable law. Forge shall be responsible for paying the reasonable fees of the arbitrator, unless the fees are otherwise allocated by the arbitrator consistent with applicable law.

(c)    The state or federal courts of New York County, New York will have exclusive jurisdiction over any claim or controversy arising out of or relating to this Employment Agreement that is subject to § 5.9(b) above, and the parties hereto irrevocably waive any objection to that jurisdiction under forum non conveniens or any other theory.

Initials of the parties expressly assenting to the provisions in § 6.7:

/s/ JN	/s/ KR
Executive’s initials	Initials of Forge representative

6.8    Release. As a condition to Forge’s making any payments to Executive after Executive’s termination of employment under this Employment Agreement (other than the compensation earned before such termination and the benefits due under Forge’s employee benefit plans without regard to the terms of this Employment Agreement), Executive or, if Executive is deceased, Executive’s estate shall execute and not revoke, within 60 days following Executive’s termination of employment, a release in a form to be provided by Forge that is reasonably acceptable to Forge and Executive, and Forge shall provide such payments or benefits, if applicable, promptly after Executive (or Executive’s estate) delivers such release to Forge, but no later than 60 days after the date of Executive’s termination of employment.

6.9    Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Employment Agreement.

6.10    Headings; References. The headings and captions used in this Employment Agreement are used for convenience only and are not to be considered in construing or interpreting this Employment Agreement. Any reference to a section (§) shall be to a section (§) of this Employment Agreement absent an express statement to the contrary in this Employment Agreement.

6.11    Section 409A.

The intent of the parties is that payments and benefits under this Employment Agreement comply with, or be exempt from, Section 409A of the Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Employment Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Forge for purposes of any payments under this Employment Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from Forge within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Employment Agreement or any other arrangement between Executive and Forge during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Employment Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. Forge makes no representation that any or all of the payments described in this Employment Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

6.12    Clawback Policy Acknowledgement. In consideration of this Agreement and the payments hereunder, Executive hereby agrees and acknowledges that all “Incentive-Based Compensation” (as defined in the Company’s Clawback Policy (as amended from time to time, the “Clawback Policy”)) received by Executive after the “effective date” (as defined in the Clawback Policy) is subject to recovery pursuant to the Clawback Policy.

6.13    Survival. Each party acknowledges and agrees that the following sections of this Employment Agreement include rights and obligations that reasonably extend beyond the Term hereof and will survive termination or expiration of this Employment Agreement: §§ 4.2-4.4; § 5; § 6.2; § 6.3; §§ 6.6-6.9; § 6.12; § 6.13; § 6.14; and any other provision that by its terms or reasonable operation require extension beyond the Term.

[signature page follows]

IN WITNESS WHEREOF, Forge and Executive have executed this Employment Agreement in multiple originals to be effective on the Effective Date.

FORGE GLOBAL HOLDINGS, INC.		JAMES NEVIN
By:	/s/ Kelly Rodriques	By:	/s/ James Nevin
Name:	Kelly Rodriques	Name:	James Nevin
Title:	Chief Executive Officer	Title:
Date:	January 7, 2025	Date:	January 7, 2025

EXHIBIT A

OUTSIDE ACTIVITIES

None.